Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“33 ACT” OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 33 ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE 33 ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 33 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

To Purchase Shares of the Common Stock of

CONTROL4 CORPORATION

Dated as of October 25, 2010 (the “Effective Date”)

WHEREAS, pursuant to the certain asset purchase agreement (the “Asset Purchase Agreement”) dated October 25, 2010 by and between Control4 Corporation, a Delaware corporation (the “Company”) and Control UI, LLC, a Massachusetts limited liability company (“Control UI”), the Company agreed to grant to Control UI a warrant to purchase 370,000 shares of the Company’s Common Stock; and

NOW, in consideration of the foregoing and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties agree as follows:

1.                                      GRANT OF THE RIGHT TO PURCHASE COMMON STOCK; NUMBER OF SHARES; EXERCISE PRICE.

The Company hereby grants to Control UI or its registered assigns (hereafter, the “Warrantholder”), upon the terms and subject to the conditions hereinafter set forth, to subscribe to and purchase from the Company 370,000 shares of the Company’s Common Stock (“Common Stock”), in accordance with the vesting terms set forth below, subject to adjustment in accordance with Section 8 (collectively, the “Warrant Shares”) at the exercise price of the lesser of $1.44 per share or the independent valuation for the Company shares dated September 30, 2010, as such valuation may be conducted by Company in its sole discretion, (as adjusted pursuant to the terms hereof, the “Exercise Price”).  All defined terms not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

The Warrant Shares will be subject to forfeiture until the earlier of the successful integration of the Purchased Assets into Company’s business (the “Integration”) or one hundred thirty five (135) days after Effective Date (the “Integration Period”).  Thereafter the Warrant Shares shall not be subject to forfeiture (“Vesting Date”).  “Integration” means the completion by O’Brien, Hudson and Company of the following during the Integration Period: (1) delivery of the Purchased Assets to the Company; (2) provision to Company of the architectural documentation for the Purchased Assets and documentation related to the major business processes for code development, registration and support of the Apple, Android, and Blackberry; and (3) submission of one version each of the iPhone & iPad applications to Apple for approval.  Notwithstanding the foregoing, the Warrant Shares shall no longer be subject to forfeiture within the Integration Period if O’Brien and/or Hudson are terminated without cause.

For purposes of this section, “cause” shall mean and include:

(a)                                 any act, whether or not involving Company or any affiliate of Company, of fraud or gross misconduct;

(b)                                 dishonest statements or acts with respect to Company or any affiliate of Company;

(c)                                  the commission of (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(d)                                 failure to use commercially reasonable efforts, to the commercially reasonable satisfaction of the Board of Directors of Company, to conclude the Integration; provided, however, that Company will provide O’Brien and/or Hudson, as the case may be, with written notice to take corrective action to rectify the cause for termination hereunder and if such cause is not rectified to Company’s commercially reasonable satisfaction within fourteen (14) business days thereafter, employment shall terminate immediately thereafter for cause; or

(e)                                  gross negligence or willful misconduct.

Cause shall not include death or disability, nor O’Brien or Hudson leaving Company’s employment, or a failure to complete the Integration, for good reason.  For purposes of this section, “good reason” shall mean and include:

(a)                                 a reduction of salary without consent;

(b)                                 Company requiring O’Brien and/or Hudson to relocate their residence;

(c)                                  Company failing to engage on commercially reasonable terms third parties necessary in the reasonable judgment of Company to complete the Integration, including without limitation, Alan Weiner, Jeremy Millers, and/or Steve Dow, as the case may be;

(d)                                 During the Integration Period, Company has not applied for an Apple Developer account with Apple and does not have a new Macintosh computer (MacBook Pro, iMac, or PowerMac) dedicated to iPhone & iPad release engineering within fifteen (15) days of Closing, This will be the “build machine” used to build and submit iOS apps to Apple and will be the responsibility of Company’s release engineering to set up with the build tools, code source tools and certificates; or

(e)                                  Company does not provide O’Brien and/or Hudson with commercially necessary technological and personnel assistance in order to complete the Integration.

Notwithstanding the foregoing, Company will have fourteen (14) business days after written notice thereof to take corrective action to rectify the good reason for O’Brien and/or Hudson to leave Company’s employment.

Furthermore, the Warrant Shares shall no longer be subject to forfeiture if at any time within the Integration Period, Company undergoes an initial public offering or a change of control.  A change of control shall be deemed to occur if: (a) the shareholders of Company approve (i) any consolidation, merger or sale of equity interests in Company (x) where the shareholders of Company immediately prior to the consolidation, merger or sale would not, immediately after the consolidation, merger or sale beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation, merger or sale (or of its ultimate parent company, if any) or (y) where the members of the Board of Directors of Company, immediately prior to the consolidation, merger or sale would not, immediately after the consolidation, merger or sale constitute more than 50 % of the Board of Directors issuing cash or securities after the consolidation, merger or sale (or of its ultimate parent company, if any); (ii) any sale, lease, exchange, or other transfer (in one transaction or series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or (iii) any plan or proposal for the liquidation or dissolution of Company.

2.                                      TERM OF THE WARRANT; EXERCISE PERIOD.

Subject to the terms and conditions set forth herein, Warrantholder shall be entitled to purchase and exercise this Warrant, in whole or in part, at any time on or after the Vesting Date until the Warrant shall expire on the earlier of (i) five (5) years from the Effective Date; or (ii) the consummation of a Sale Transaction (the date of such exercise referred to as the “Exercise Date”).  For purposes of this Warrant, a “Sale Transaction” shall mean the closing of a merger, consolidation, reorganization, initial public offering or recapitalization of the Company or a sale of the outstanding shares of the Company which, in either case, will result in the Company’s stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued or sold solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, or a sale of all or substantially all of the assets of the Company.

The Company shall notify the Warrantholder twenty (20) days prior to the consummation of a Sale Transaction in accordance with the terms of Section 13(d)(ii) hereof and this Warrant shall terminate unless exercised prior to the date of consummation of such Sale Transaction.  If the Company fails to deliver such written notice, then notwithstanding anything to the contrary contained in this Warrant, Warrantholder’s right to purchase the Company’s Common Stock pursuant to the terms of this Warrant shall not expire for a period of twenty (20) days after the Company complies with such notice provisions.

3.                                      EXERCISE OF THE PURCHASE RIGHTS.

The purchase rights set forth in this Warrant shall be exercisable, in whole or in part, at any time, or from time to time, within the period set forth in Section 2 above, by tendering to the

Company at its principal office (i) a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed, (ii) this Warrant for surrender, and (iii) payment of the purchase price in accordance with the terms set forth below.  Promptly upon exercise as set forth in the preceding sentence, and in no event later than ten (10) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Exercise Price be paid at the Warrantholder’s election either (i) by cash, cashier’s check, or wire transfer of immediately available funds pursuant to the Company’s wire instructions in an amount equal to the aggregate exercise price of the shares being purchased, or (ii) by the surrender of this Warrant (“Net Issuance”) as set forth below.  If the Warrantholder elects the Net Issuance method, the Company will issue Common Stock or other consideration, as the case may be, in accordance with the following formula:

Where:	X	=	the number of shares of Common Stock to be issued to the Warrantholder pursuant to a Net Issuance.

	Y	=	the number of shares of Common Stock requested to be exercised under this Warrant.

	A	=	the current fair market value of one (1) share of Common Stock on the date of such calculation.

	B	=	the Exercise Price.

For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(i)                                     if the exercise is in connection with an initial public offering (an “IPO”) and if the Company’s registration statement relating to the IPO has been declared effective by the Securities and Exchange Commission (“SEC), then the current fair market value per share shall be the initial “Price to Public” specified in the final prospectus with respect to the IPO;

(ii)                                  otherwise, the current fair market value of Common Stock shall be as determined in good faith by its Board of Directors. In the event that the Warrantholder disagrees with such valuation as determined by the Board of Directors, the Warrantholder shall be entitled to have the valuation determined by an independent appraiser mutually agreeable to the Company and the Warrantholder, the fees for which appraisal shall be borne solely by the Warrantholder.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended and restated Warrant representing the remaining number of shares purchasable hereunder.  All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

4.                                      RESERVATION OF SHARES.

(a)                                 Authorization and Reservation of Shares.  During the term of this Warrant, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

(b)                                 Registration or Listing.  If any shares of Common Stock required to be reserved hereunder require registration with or approval of any governmental authority under any Federal or State law (other than any registration under the 33 Act, as then in effect, or any similar Federal statute then enforced, or any state securities law, required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, before such shares may be issued upon conversion, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered, listed or approved for listing on such domestic securities exchange, as the case may be.

5.                                      NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

6.                                      NO RIGHTS AS STOCKHOLDER.

This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant.

7.                                      WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant.

8.                                      ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a)                                 Reclassification of Shares.  If there at any time shall occur, by combination, reclassification, exchange or subdivision of securities or otherwise, a change in any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change.  Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable, under this Warrant (as adjusted) shall remain the same.

(b)                                 Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Common Stock, the number of shares that may be purchased pursuant to the terms of this Warrant shall be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of shares purchasable under this Warrant (as adjusted) shall remain the same.  Any adjustment under this Section 8(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)                                  Stock Dividends.  If the Company at any time shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the foregoing subsections (a) or (b)) of the Company’s stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Company’s stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Company’s stock outstanding immediately after such dividend or distribution.  The Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

9.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                                 Reservation of Common Stock.  The Common Stock issuable upon exercise of the Wan-ant has been duly and validly reserved and, when issued in accordance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable.

(b)                                 Due Authority.  The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s charter or bylaws.

(c)                                  Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 33 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

10.                               REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

The Company has entered into this Warrant in reliance upon the following representations and covenants of the Warrantholder:

(a)                                 Investment Purpose.  The right to acquire Common Stock or the Common Stock issuable upon exercise of the Warrantholder’s lights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)                                 Private Issue.  The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Warrant is not registered under the 33 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualification requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)                                  Disposition of Warrantholder’s Rights.  In no event will the Warrantholder make a disposition of any of its (i) rights to acquire Common Stock under this Warrant, or (ii) Common Stock issuable upon exercise of such rights, unless and until (A) it shall have notified the Company of the proposed disposition, and (B) if requested by the Company, it shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (1) appropriate action necessary for compliance with the 33 Act has been taken, or (2) an exemption from the registration requirements of the 33 Act is available.  The foregoing notice provisions shall expire as to any particular share of Common Stock when (a) such security shall have been effectively registered under the 33 Act and sold by the holder thereof in accordance with such registration or (b) such security shall have been sold without registration in compliance with Rule 144 under the 33 Act, or (c) a letter shall have been issued to the Warrantholder at its request by the staff of the SEC or a ruling shall have been issued to the Warrantholder at its request by the SEC stating that no action shall be recommended by the SEC or taken by the SEC, as the case may be, if such security is transferred without registration under the 33 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required.  Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Warrantholder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

(d)                                 Financial Risk.  The Warrantholder is aware of the Company’s business affairs and financial condition, and has sufficient information about the Company to reach an informed and knowledgeable decision to acquire this Warrant and the Common Stock issuable hereunder.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(e)                                  Risk of No Registration.  The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as

amended (the “34 Act”), or file reports pursuant to Section 15(d) of the 34 Act, or if a registration statement covering the securities under the 33 Act is not in effect when Warrantholder desires to sell (i) the rights to purchase Common Stock pursuant to this Warrant, or (ii) the Common Stock issuable upon exercise of the right to purchase, Warrantholder may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of its rights to purchase Common Stock or Common Stock which might be sold by it in reliance upon Rule 144 under the 33 Act may be made only in accordance with the terms and conditions of that Rule.

(f)                                   Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Rule 501 of Regulation D of the 33 Act, as presently in effect.

(g)                                  Legends.  The Warrantholder understands that the share certificate(s) evidencing the shares issued hereunder shall be endorsed with legend(s) substantially similar to the following:

(i)                                     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENT OF SUCH ACT.

(ii)                                  Any legend required by any applicable state securities laws.

(h)                                 Exercise Price.  The Warrantholder further agrees and acknowledges that the Company makes no representation or warranties regarding the future value of such Common Stock.

11.                               TRANSFERS.

(a)                                 The Company shall maintain a register containing the name and address of the registered holder(s) of this Warrant.  The registered holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(b)                                 Subject to the restrictions set forth in this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment in the form attached hereto as Exhibit III (the “Transfer Notice”).  Such transfer shall be recorded on the books of the Company upon receipt by the Company of the Transfer Notice, addressed to the Company as set forth in Section 13(d) below, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

(c)                                  Until any transfer of this Warrant is made in the warrant register, the Company may treat the registered holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

12.                               Intentionally Omitted.

13.                               MISCELLANEOUS.

(a)                                 Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant.

(b)                                 Governing Law.  This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of Utah without regard to principles of conflicts of law.

(c)                                  Counterparts.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)                                 Notices.

(i)                                     Notice of Adjustments.  Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 8 above, the Company shall provide written notice to the Warrantholder of such adjustment.  Each such written notice shall set forth, in reasonable detail, to the extent applicable, (A) the event requiring the adjustment, (B) the method by which such adjustment was calculated, (C) the Exercise Price, and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment.

(ii)                                  Notice as to Certain Events.  In case: (A) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; (B) of any voluntary dissolution, liquidation or winding-up of the Company; (C) of any redemption or conversion of all outstanding Common Stock; or (D) the Company shall propose to enter into any Sale Transaction (any of the foregoing, an “Extraordinary Event”), then, and in each such case, the Company will mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (x) the anticipated date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (y) the anticipated date on which such Sale Transaction, reclassification, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Sale Transaction, reclassification, dissolution, liquidation or winding-up, or (z) the anticipated date on which the Company expects its first registration statement with the SEC to become effective.  Such notice shall be mailed at least ten (10) days prior to the anticipated date therein specified.

(iii)                               Timely Notice.  Failure to timely provide the notice required by subsections (i) and (ii) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.  The notice period shall begin on the date Warrantholder actually receives a written notice containing all the information specified above.

(iv)                              Method of Giving Notice.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or facsimile transmission (provided that the original is sent by personal delivery or mail as hereinafter set forth), one day after deposit with a nationally-recognized overnight courier, or three (3) days after deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at Control UI, LLC, 167 Marlborough Street, Suite 3, Boston, MA 02116, Attention: Sean O’Brien, and (ii) to the Company at 11734 S. Election Road, Draper, Utah 84020, Attention: General Counsel, or at such other address as any such party may subsequently designate by written notice to the other party.

(e)                                  Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.  The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(f)                                   No Impairment of Rights.  The Company will not, by amendment of its charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(g)                                  Survival.  The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(h)                                 Severability.  In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(i)                                     Amendments.  Any provision of this Warrant may be amended or waived (either retroactively or prospectively and either generally or in a particular instance) by a written instrument signed by the Company and by the Warrantholder.

(j)                                    Successors and Assigns.  This Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

(k)                                 Prevailing Party.  To the extent permitted by applicable law, in any action or suit to enforce any right or remedy (or to interpret) this Agreement, the prevailing Party will be entitled to recover its fees and costs, including reasonable attorneys’ fees.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:

CONTROL4 CORPORATION

By:	/s/ Dan Strong
Name:	Dan Strong
Title:	CFO

WARRANTHOLDER:

CONTROL UI, LLC

By:	/s/Sean B. O’Brien
Name:	Sean B. O’Brien
Title:	Co-Founder

EXHIBIT I

NOTICE OF EXERCISE

To:  Control4 Corporation; Attention: CFO

(1)                                 The undersigned Warrantholder hereby elects to purchase                    shares of the Common Stock of Control4 Corporation, a Delaware corporation, pursuant to the terms of the Warrant effective as of                      , 2001 (the “Warrant”) between Control4 Corporation and the Warrantholder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.  [This Notice of exercise is being delivered in connection with a proposed Sale Transaction and shall be effective immediately prior to the effective date of such Sale Transaction.]

(2)                                 In exercising its rights to purchase the Common Stock of Control4 Corporation, the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 9 of the Warrant and the covenant made in Section 12 of the Warrant.

(3)                                Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

Warrantholder

By:
Name:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned hereby acknowledge receipt of the “Notice of Exercise” from Control UI, LLC to purchase                                  shares of the Common Stock of Control4 Corporation., a Delaware corporation, pursuant to the terms of the Warrant, and further acknowledges that                          shares remain subject to purchase under the terms of the Warrant.

CONTROL4 CORPORATION

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Warrant execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holders Address:

Signature Guaranteed:

NOTE:                          The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence, of authority to assign the foregoing Warrant.